Exhibit 14(e)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and “Senior Securities of Sierra” and to the use of our report dated March 19, 2021 with respect to the consolidated financial statements of Sierra Income Corporation included in its Annual Report (Form 10-K) for the year ended December, 31, 2020 incorporated by reference in the Joint Proxy Statement/Prospectus that is made a part of the Registration Statement on Form N-14 of Barings BDC, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
October 29, 2021